press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date      Immediate                          contact  Ann Marie Luhr
                  October 30, 2008                            716-687-4225


                 MOOG REPORTS YEAR-END EARNINGS PER SHARE UP 18%


Moog Inc. (NYSE: MOG.A and MOG.B) today announced net earnings of $119 million and earnings per share of $2.75, an increase of 18% over last year. Sales for the year of $1.903 billion were up $345 million or 22% over the previous year. Sales increases were very strong in all five of the Company's reporting segments.

Fourth quarter net earnings increased 18% over last year to $31.7 million. Earnings per share for the quarter were 73 cents, 18% higher than last year. Total sales for the quarter of $491 million were up 19%.

In the Aircraft segment, sales for the year were up 15% to $673 million. The sales increase was mostly in military aircraft where revenues were $402 million. The sales increase was driven by accelerating production work on the V-22 Osprey rotorcraft, increased development activity on the F-35 Joint Strike Fighter and strong military aftermarket sales.

Commercial aircraft sales for the year of $271 million were up 4%. The increase was in sales to business jet manufacturers, principally Gulfstream, Bombardier, and Hawker Beechcraft. The Company recently announced that it is supplying the entire flight control system for the new Gulfstream G250. Sales to Boeing Commercial were $76 million for the year, down from last year and the commercial aftermarket revenues came in 6% below last year.

For the fourth quarter, Aircraft sales of $176 million were up 10%. It was a strong quarter in sales on the F-35 and the V-22. The military aftermarket had record sales of $39 million. On the commercial side, the only growth was in business jets as a result of increased production on the Hawker 4000 and the Challenger 300.

In the Space and Defense segment, sales of $253 million were up 37% for the year. Moog's traditional products in this segment are controls for satellites, launch vehicles, and strategic and tactical missiles, and these products provided the solid base of sales. The growth in the year was provided by the Constellation program and two acquisitions. Constellation, which is the Space Shuttle replacement program, generated $24 million in sales in the year. The QuickSet acquisition through its Driver Vision Enhancer program added $33 million in sales of mechanisms for MRAP vehicles. The CSA acquisition came late in the year and added another $6 million in sales.

Fourth quarter Space and Defense sales were $62 million, up 35% from a year ago. In the quarter, the growth was also driven by the Constellation program and the two recent acquisitions.

Moog's Industrial Systems segment had sales for the year of $532 million, a 22% increase. Three markets - motion simulators, metal-forming presses and steel mill equipment led the charge for the fiscal year with growth percentages ranging from 33% to 56%. These three markets provided total sales of $174 million. In addition, plastics controls grew to $77 million. Power generation was up to $50 million.

The fourth quarter was also strong in the Industrial segment. Sales of $136 million were up 23%. Once again, the strongest growth in the quarter was in motion simulators, metal-forming machines and steel mill equipment.

In the Components Group, sales for the year were up in every product category. The total at $341 million was up 20%. Growth in the aircraft market came on the Guardian System, which protects aircraft from shoulder-fired missiles and on the Multi-Spectral Targeting System used on the Predator Unmanned Air Vehicle. Deliveries of slip ring systems continued to be strong for the Abrams Tank, the Bradley Fighting Vehicle, and the Stryker Mobile Gun System. Marine sales of $46 million were up 53%, reflecting increased oil exploration.

Fourth quarter Components Group sales were $90 million, up 23% from the year previous. Products for military aircraft, space and defense equipment, and the marine market were all particularly strong in the quarter.

For the year, the Medical Devices segment generated sales of $103 million. The total included pump sales of $38 million, sales of administration sets at $35 million and $30 million in sales of sensors, hand pieces and other associated equipment.

For the quarter, sales in Medical Devices of $26 million were up 11% from a year ago. In the quarter, higher sales reflected an increase in administration sets, sensor sales and cataract hand pieces.

Year-end consolidated backlog of $862 million was up $87 million or 11% from a year ago.

The Company updated its guidance for fiscal 2009. Fiscal '09 sales are now forecast in a range of $1.995 billion to $2.035 billion. Net earnings are forecast in the range between $132 million and $136 million. The midrange net earnings of $134 million would generate earnings per share of $3.08, a 12% increase over the $2.75 reported for fiscal '08.

"Fiscal '08 was another great year for our Company" said R. T. Brady, Chairman and CEO. "This was our fourteenth consecutive year of growth in earnings per share. This year the increase was 18%. We achieved these results while making substantial investments in R&D particularly in our aircraft business. We were helped by big increases in the Constellation program and strong markets for our Industrial products and for the Components Group. The QuickSet acquisition was a big contributor through its Driver Vision Enhancer program. During our third quarter, we expanded our credit availability and we entered the current tight credit market with over $500 million of cash and available credit facilities. We expect to encounter a challenging economic period in fiscal '09, but our product portfolio provides us with a very strong hand to play. Our aerospace and defense business will not be affected and we believe that our medical devices and many of our industrial products will experience very little recessionary impact. We're optimistic that fiscal '09 will be the fifteenth year of growth in earnings per share."

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume" and "assume," are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities, (xx) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xxi) the possibility that litigation may result unfavorably to us, (xxii) our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology, (xxiii) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations, (xxiv) the cost of compliance with environmental laws, (xxiv) the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments, (xxv) the inability to utilize amounts available to us under our credit facilities given uncertainties in the credit markets and (xxvi) our customer's inability to pay us due to adverse economic conditions or their inability to access available credit. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

                                    MOOG INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  (dollars in thousands, except per share data)

                                               Three Months Ended                 Twelve Months Ended
                                        September 27,     September 29,     September 27,      September 29,
                                            2008              2007              2008               2007
                                       ---------------   ---------------   ---------------    ---------------
Net sales                              $       490,846   $       413,415   $     1,902,666    $     1,558,099
Cost of sales                                  337,388           275,206         1,293,452          1,028,852
                                       ---------------   ---------------   ---------------    ---------------
Gross profit                                   153,458           138,209           609,214            529,247
                                       ---------------   ---------------   ---------------    ---------------

Research and development                        28,913            26,411           109,599            102,603
Selling, general and administrative             75,302            66,112           294,936            252,173
Interest                                         9,683             9,123            37,739             29,538
Other                                              651               197            (1,095)             1,182
                                       ---------------   ---------------   ---------------    ---------------
                                               114,549           101,843           441,179            385,496
                                       ---------------   ---------------   ---------------    ---------------

Earnings before income taxes                    38,909            36,366           168,035            143,751

Income taxes                                     7,255             9,557            48,967             42,815
                                       ---------------   ---------------   ---------------    ---------------

Net earnings                           $        31,654   $        26,809   $       119,068    $       100,936
                                       ===============   ===============   ===============    ===============

Net earnings per share
   Basic                               $           .74   $           .63   $          2.79    $          2.38
                                       ===============   ===============   ===============    ===============
   Diluted                             $           .73   $           .62   $          2.75    $          2.34
                                       ===============   ===============   ===============    ===============

Average common shares outstanding
   Basic                                    42,684,157        42,503,581        42,604,268         42,429,711
                                       ===============   ===============   ===============    ===============
   Diluted                                  43,277,694        43,253,204        43,256,888         43,149,481
                                       ===============   ===============   ===============    ===============

                                    MOOG INC.
                     CONSOLIDATED SALES AND OPERATING PROFIT
                             (dollars in thousands)

                                              Three Months Ended                 Twelve Months Ended
                                        September 27,      September 29,      September 27,      September 29,
                                            2008               2007               2008               2007
                                       ---------------    ---------------    ---------------    ---------------
Net Sales
   Aircraft Controls                   $       176,349    $       160,264    $       672,930    $       586,558
   Space and Defense Controls                   62,377             46,037            253,266            184,737
   Industrial Systems                          136,335            110,916            532,098            435,673
   Components                                   89,837             72,768            340,941            283,282
   Medical Devices                              25,948             23,430            103,431             67,849
                                       ---------------    ---------------    ---------------    ---------------
Net sales                              $       490,846    $       413,415    $     1,902,666    $     1,558,099
                                       ===============    ===============    ===============    ===============

Operating Profit and Margins
   Aircraft Controls                   $        13,449    $        17,493    $        54,979    $        61,198
                                                   7.6%              10.9%               8.2%              10.4%
   Space and Defense Controls                    5,963              5,548             29,261             24,211
                                                   9.6%              12.1%              11.6%              13.1%
   Industrial Systems                           16,708             13,797             73,467             57,470
                                                  12.3%              12.4%              13.8%              13.2%
   Components                                   16,073             10,699             60,644             44,530
                                                  17.9%              14.7%              17.8%              15.7%
   Medical Devices                               2,148              2,819              9,062              6,931
                                                   8.3%              12.0%               8.8%              10.2%
                                       ---------------    ---------------    ---------------    ---------------
Total operating profit                          54,341             50,356            227,413            194,340
                                                  11.1%              12.2%              12.0%              12.5%

Deductions from Operating Profit
   Interest expense                              9,683              9,123             37,739             29,538
   Equity-based compensation expense               857                569              4,551              3,299
   Corporate expenses and other                  4,892              4,298             17,088             17,752
                                       ---------------    ---------------    ---------------    ---------------
Earnings before Income Taxes           $        38,909    $        36,366    $       168,035    $       143,751
                                       ===============    ===============    ===============    ===============

                                    MOOG INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                      September 27,     September 29,
                                                          2008              2007
                                                     ---------------   ---------------
Cash                                                 $        86,814   $        83,856
Receivables                                                  517,361           431,978
Inventories                                                  408,295           359,250
Other current assets                                          77,915            61,767
                                                     ---------------   ---------------
        Total current assets                               1,090,385           936,851
Property, plant and equipment                                428,120           386,813
Goodwill and intangible assets                               635,490           620,349
Other non-current assets                                      73,252            62,166
                                                     ---------------   ---------------
        Total assets                                 $     2,227,247   $     2,006,179
                                                     ===============   ===============


Notes payable                                        $         7,579   $         3,354
Current installments of long-term debt                         1,487             2,537
Contract loss reserves                                        20,536            12,362
Other current liabilities                                    347,491           301,975
                                                     ---------------   ---------------
        Total current liabilities                            377,093           320,228
Long-term debt                                               661,994           611,633
Other long-term liabilities                                  193,750           197,106
                                                     ---------------   ---------------
        Total liabilities                                  1,232,837         1,128,967
Shareholders' equity                                         994,410           877,212
                                                     ---------------   ---------------
        Total liabilities and shareholders' equity   $     2,227,247   $     2,006,179
                                                     ===============   ===============